Exhibit 99.77c


Item 77C

Pathway Conservative Portfolio, Pathway Moderate Portfolio and Pathway Growth Portfolio, each a series of SCUDDER PATHWAY SERIES

The Proxy Statement on Schedule 14A for Pathway Conservative Portfolio, Pathway Moderate Portfolio and Pathway Growth Portfolio, each a series of Scudder Pathway Series (File No. 811-03043), is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on February 22, 2002.